Exhibit 23.1

Cummings, Keegan & Co., P.L.L.P Certified Public Accountants and Business Advisors

June 18, 2007

Cascade Microtech, Inc.

2430 NW 206th Avenue

Beaverton, OR 97006.

We consent to your inclusion of the audited financial statements of Gryphics, Inc. for the years ended December 31, 2006 and 2005 and the audit opinion letter dated February 19, 2007 on those statements in the 8K filing for Cascade Microtech, Inc. that you intend to submit to the SEC on June 18, 2007. Our consent applies only to this filing and we request that you obtain permission for any other use.

Cummings Keegan & Co., P.L.L.P.

www.ckco-cpa.com • Email: info@ckco-cpa.com

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